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                                                                    EXHIBIT 99.1


                                     FORM OF
                              NOTICE OF REDEMPTION

                                 March 30, 2001

                     TO THE HOLDERS OF CAMDEN PROPERTY TRUST
                SERIES A CUMULATIVE CONVERTIBLE PREFERRED SHARES
                             OF BENEFICIAL INTEREST

     NOTICE IS HEREBY GIVEN that Camden Property Trust (the "Company") will redeem all of the issued and outstanding Series A Cumulative Convertible Preferred Shares of Beneficial Interest (the "Shares") of the Company as of April 30, 2001 (the "Redemption Date") at a redemption price of $25.00 per Share plus an amount equal to all accumulated, accrued and unpaid dividends as of the Redemption Date (collectively, the "Redemption Price").

     On the Redemption Date, the Redemption Price will become due and payable on the Shares. To obtain the Redemption Price, please complete the enclosed Letter of Transmittal and forward it along with your certificate(s) formerly representing Shares, by mail or hand delivery, to American Stock Transfer & Trust Company. A self-addressed envelope is enclosed for your convenience. Instructions for completing the Letter of Transmittal are set forth on the pages following the Letter of Transmittal. All holders of Shares must complete and return the Letter of Transmittal and enclose their certificate(s) in order to obtain payment of the Redemption Price.

     Please contact Investor Relations at (800) 922-6336 should you have any questions.

                                        By Order of the Board of Trust Managers,



                                        G. Steven Dawson
                                        Senior Vice President-Finance, Chief
                                        Financial Officer and Secretary